Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This SEPARATION AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made and entered into by and between Timothy Lorber, an individual and having a primary address at 1000 Jamieson Road, Lutherville, Maryland 21093 (“Executive”), and Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation with its principal place of business at 401 Professional Drive, Suite 260, Gaithersburg, Maryland 20879 (the “Company”) on this 21st day of November 2025 (“Agreement Date”). Executive and the Company are sometimes referred to individually herein as a “Party,” and together herein as the “Parties.”

RECITALS

WHEREAS, Executive and the Company are parties to an employment agreement dated June 10, 2024 (the “Executive Employment Agreement”) and restricted stock unit grant agreements, dated June 14, 2024, August 8, 2025, and August 12, 2025, respectively (“RSU Grant Agreements”). Capitalized terms in this Agreement and which are not defined herein have the meaning set forth in the Executive Employment Agreement and the RSU Grant Agreements;

WHEREAS, the Company and Executive agree that to facilitate a smooth transition of Executive’s job duties, Executive’s departure should have three phases starting with full-time employment through November 21, 2025, part-time employment through December 4, 2025, to assist the new Chief Financial Officer with matters related to the transition of his job duties and availability for reasonable consultation after his final day of employment on December 4, 2025, through February 8, 2026 (“Transition Plan”); and

WHEREAS, the Parties wish to amicably conclude their relationship.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment.

(a) Executive’s full-time employment as Chief Financial Officer shall end at the close of business November 21, 2025. Thereafter, Executive shall be employed on a part-time basis at 50% of his base salary through December 4, 2025 (“Separation Date”) to assist the new Chief Financial Officer with matters related to the transition of his job duties, and thereafter shall remain available for reasonable consultation / inquiries through February 8, 2026. Except as otherwise stated herein, the Executive Employment Agreement shall be terminated in its entirety as of the Effective Date and shall be of no further force or effect.

(b) Provided that Executive remains employed through November 21, 2025 as Chief Financial Officer, and December 4, 2025 to assist the new Chief Financial Officer with matters related to the transition of his job duties and reasonably available to answer inquiries through February 8, 2026, as required by the Transition Plan, the Company shall pay Executive a retention bonus of Twenty Thousand Dollars ($20,0000) on November 21, 2025, and Ten Thousand Dollars ($10,000) on December 4, 2025 (collectively, the “Retention Bonus”), subject to all applicable taxes and withholdings.

2. Exit Benefits. In exchange for consideration provided under this Agreement including the Retention Bonus and provided Executive performs as required under the Transition Plan, on February 8, 2026:

(a) RSU Vesting. 24,854 unvested Restricted Stock Units in the Company’s Common Stock granted to Executive pursuant to the Restricted Stock Unit Grant Agreement dated August 8, 2025 (the “August 8th RSUs”) shall be deemed vested in their entirety; and

(b) RSU Vesting. 14,620 (of the 29,240) unvested Restricted Stock Units in the Company’s Common Stock granted to Executive pursuant to the Restricted Stock Unit Grant Agreement dated August 12, 2025 (the “August 12th RSUs”) shall be deemed accelerated and immediately vested in their entirety.

(c) RSU Vesting. 380 (of the 760) unvested Restricted Stock Units in the Company’s Common Stock granted to Executive pursuant to the Restricted Stock Unit Grant Agreement dated June 14, 2024 (the “June RSUs”) shall be deemed accelerated and immediately vested in their entirety.1

The number of shares deliverable shall be equitably adjusted for any stock split, reverse split, reclassification, or similar recapitalization occurring prior to delivery. The benefits listed in Sections 1(b) and 2(a) – 2(c) shall be referred to collectively as the (“Exit Benefits”).

(d) Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for his payment, if any, of any local, state, and/or federal taxes on the payments and any other consideration provided here under by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive ’s failure to pay or delayed payment of Executive ’s share of any local, federal, and/or state taxes or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and cost. Company further agrees to indemnify and hold the Executive harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against Executive for any amounts claimed due on account of (a) Company’s failure to pay or delayed payment of Company’s share of any local, federal, and/or state taxes or (b) damages sustained by the Executive by reason of any such claims set forth in the preceding sentence, including reasonable attorneys’ fees and cost.

1 The Restricted Stock Unit Grant Agreement dated June 14, 2024, was modified by the subsequent actions of the Company. Specifically, on August 13, 2024, the Company effected a 1 for 8, reverse split, making Executive’s grant of 227,635 RSU shares adjust to 28,455 shares. Thereafter, on June 16, 2025, the Company effected a 1 for 25 reverse split, so the shares granted under the June 14, 2024, Agreement became 1,138, with a vesting schedule of 1/3rd annually thru 2027. Executive vested in the first 380 share tranche in June of 2025, leaving 760 unvested shares remaining with 380 vesting in both June 2026 and 2027. Consistent with common practice, the Company rounds up to avoid fractional shares.

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(e) Section 409A. The payments made under this Agreement are intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”) or an exemption or exclusion therefrom, provided that Executive acknowledges and agrees that he shall be solely responsible for any taxes and/or penalties imposed under Section 409A. Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). For purposes of this Agreement, Executive ’s “separation from service” shall occur on the Separation Date consistent with Treasury Regulation section 1.409A-1(h). For purposes of this Agreement, each payment made, and benefits provided under this Agreement are hereby designated as a separate payment and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).

(f) Contribution.

(i) Whether or not the indemnification provided under the Delaware General Corporation Law (“DGCL”) or pursuant to the Company’s articles of incorporation and/or bylaws is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Executive (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Executive to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Executive. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Executive.

(ii) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Executive shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Executive in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Executive, who are jointly liable with Executive (or would be if joined in such action, suit or proceeding), on the one hand, and Executive, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Executive who are jointly liable with Executive (or would be if joined in such action, suit or proceeding), on the one hand, and Executive, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Executive, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Executive, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(iii) The Company hereby agrees to fully indemnify and hold Executive harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Executive, who may be jointly liable with Executive.

(iv) To the fullest extent permissible under applicable law, if the indemnification provided for under the DGCL or pursuant to the Company’s articles of incorporation and/or bylaws is unavailable to Executive for any reason whatsoever, the Company, in lieu of indemnifying Executive, shall contribute to the amount incurred by Executive, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under the DGCL or pursuant to the Company’s articles of incorporation and/or bylaws, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the Company and Executive as a result of the event(s) and/or transaction(s) giving cause to such proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Executive in connection with such event(s) and/or transaction(s).

(g) Public Announcement. The Parties agree that, reasonably following the Agreement Date, but no later than three business days, the Parties will mutually agree to the content of the announcement of Executive’s separation from the Company.

(h) Nothing in this Agreement amends, limits, supersedes, or replaces Executive’s existing rights to indemnification and advancement under the Company’s charter/bylaws, any indemnification agreement, the Executive Employment Agreement, or applicable law; all such rights survive undiminished.

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3. Mutual Release of All Claims.

(a) Executive Released Claims. In exchange for the Exit Benefits and other consideration hereunder, Executive , on behalf of Executive and anyone claiming through Executive , hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former employees, officers, directors, stockholders, agents, employees, insurers, attorneys, joint venture partners, transferees, successors and assigns (each a “Company Released Party” and collectively, the “Company Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including those that arise out of or relate to Executive ’s employment or termination of employment with the Company, has had, now has, or may have against the Company Released Parties (or any of them) at any time up to and including the date Executive executes this Agreement (the claims released in this Section are collectively referred to as the “Executive Released Claims”). The Executive Released Claims include all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, regarding (i) employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974, 29 U.S.C. 100 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act, 29 U.S.C. § 201 et seq.; the Immigration Reform and Control Act, 8 U.S.C. § 1101 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Age Discrimination and Employment Act of 1967 and the Older Workers Benefits Protection Act, 29 U.S.C. § 621 et seq. (“ADEA”); the Genetic Information Non-Discrimination Act; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; and COBRA, 29 U.S.C. § 1161 et seq., all as amended; and all laws relating to family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, gender identity, marital status, pregnancy, national origin, genetic carrier status, ancestry, handicap or disability, alienage, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal human rights law; (ii) claims under any federal, state or local statutes or common law, including, without limitation, wrongful discharge, wrongful termination, breach of any written or oral, express or implied, contract, agreement or understanding between Executive and the Company Released Parties or any of them, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, personal injury, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; (iii) claims under any federal, state or local statute, regulation or executive order (as amended through the date Executive signs this Agreement) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002; (iv) claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, retirement, pension, life, health, sick leave, paid time off, severance, accident, disability insurance and/or equity plan, program, policy, practice or agreement; and (v) any other tort, statutory or common law cause of action. Executive further acknowledges and agrees that, in the event he signs this Agreement prior to the end of the reasonable time period provided by the Company, his decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or threat. Nothing herein shall constitute a waiver of Executive ’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

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(b) To the extent permitted by applicable law, this general release also includes any and all wage and hour related claims arising out of or in any way connected with your employment, including and any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(c) Because Executive is forty (40) years of age or older, Executive is hereby informed that Executive has or might have specific rights and/or claims under ADEA, and Executive agrees and understands that: (i) in consideration of the Exit Benefits described in Sections 1 - 2 of this Agreement, which are in addition to anything of value to which Executive is already entitled, Executive specifically waives any rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to the date this Agreement was executed; (ii) Executive does not waive any rights or claims under the ADEA that may arise after the date this Agreement is executed; (iii) Executive acknowledges that Executive has been advised to consult with counsel of his choice prior to executing this Agreement, that Executive has twenty-one (21) days to review it and consider its terms before signing it; (iv) Executive has not been subject to any undue or improper influence interfering with the exercise of Executive ’s free will in deciding whether to execute this Agreement, and Executive agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and Executive acknowledges that in entering into this Agreement, Executive is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this Agreement; and (v) Executive may revoke this Agreement for a period of seven (7) days following his execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. To be clear, in the event that Executive revokes this Agreement prior to the expiration of the seven (7) day revocation period, this Agreement will be deemed null and void. This Agreement shall become effective as of the eighth (8th) day after Executive shall have executed the Agreement, assuming Executive has not duly revoked the Agreement prior to such date (such eighth day, the “Effective Date”). This Agreement was presented to Timothy Lorber on Thursday, November 20, 2025, as revised. The offer contained in this Agreement expires if a signed copy is not submitted to Aaron Schleicher, Esquire at aschleicher@sullivanlaw.com and Chris Cooper at [***] on or before Friday, November 21, 2025 by 5:00 p.m. E.S.T.

(d) Nothing in this Section 3 shall constitute a release or waiver of (i) claims regarding, or a forfeiture of, Executive ’s vested benefits under any employee benefit or other plan, including, without limitation, a retirement plan, a pension plan, a life insurance plan, any stock, stock option, or other equity plan and/or associated agreement, if any, or otherwise, (ii) any obligations of the Company to provide defense and/or indemnification for, or advancement of expenses in connection with, claims brought against Executive arising from or related to Executive ’s employment with the Company (or the holding of any office, position, appointment, or official capacity with the Company or its affiliates) as may be required by law, or pursuant to the Company’s articles of incorporation or bylaws; (iii) directors’ and officers’ insurance rights that Executive may have in respect of Executive ’s employment by the Company; and (iv) Executive ’s right to file for unemployment benefits.

(e) Company Released Claims. The Company, on behalf of itself, its affiliates, parents, subsidiaries, and related entities, and its and each of their respective current and former officers, directors, and boards of directors, including the transferees, successors, agents, and assigns of each of the foregoing (collectively, the “Company Releasors”), hereby irrevocably and unconditionally release, acquit and forever discharge Executive , including Executive ’s heirs, successors, and assigns (collectively, the “Executive Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that any or all of the Company Releasors now has, or has ever had, or ever shall have, against any of the Executive Released Parties by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date on which this Agreement is executed by the Company (the claims released in this Section 3(e) are collectively referred to as the “Company Released Claims”).

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(f) Certain Exclusions. The Company Released Claims and the Executive Released Claims do not include (i) any claims to enforce this Agreement or any terms thereof; (ii) any claims related to acts, omissions or events occurring after the date this Agreement is signed by Executive or the Company, as applicable; and (iii) any claims that cannot legally be waived by private agreement.

(g) Release of Unknown Claims. It is the intention of Executive and the Company that this Agreement serve as a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Each Party recognizes that it may have some claim, demand, or cause of action against the other Party of which such Party is totally unaware and unsuspecting which such Party is giving up by execution of this Agreement and the general release contained herein. It is the intention of the Parties in executing this Agreement that it will deprive such Party of each such claim, demand or cause of action and prevent such Party from asserting such claim against the other Party.

(h) Notwithstanding anything to the contrary, the parties’ mutual releases do not release, waive, limit or impair: (i) Executive ’s rights to indemnification and advancement of reasonable expenses, short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), (ii) D&O insurance rights and benefits and (iii) each party’s rights to enforce this Agreement.

4. Non-Disclosure of Confidential Information; Trading Acknowledgment.

(a) Non-Disclosure of Confidential Information. During employment with the Company, Executive was given access to the confidential and proprietary information of the Company (“Confidential Information”). Confidential Information shall not be deemed to include any information that becomes generally available to the public other than as a result of any unauthorized disclosure by Executive , or that becomes available to Executive on a nonconfidential basis from a source other than the Company (or any Company Released Party) where such disclosing Person is not bound by a duty of confidentiality, or other contractual, legal or fiduciary obligation, to the Company. Executive will not disclose or any Confidential Information for the benefit of Executive or any person or entity other than the Company. Executive understands that, without limiting any other remedies, the Company may seek from a court of competent jurisdiction an injunction to prohibit such unauthorized use or disclosure of Confidential Information. Notwithstanding any provision of this Agreement that prohibits the disclosure of trade secrets or confidential information, Executive understands that he may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding. In addition, if Executive files a lawsuit or other court proceeding against any of the Company Released Parties for retaliating against him for reporting a suspected violation of law, Executive may disclose the trade secret or confidential information to the attorney representing Executive and use the trade secret or confidential information in the court proceeding, if Executive seeks to file any document containing the trade secret or confidential information under seal and does not disclose the trade secret or confidential information, except pursuant to court order. Notwithstanding the foregoing, Executive acknowledges and agrees that nothing in this Agreement shall limit, curtail or diminish any of the Company’s statutory rights under the Defend Trade Secrets Act, any applicable state law regarding trade secrets, or common law.

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(b) Trading Acknowledgment. Executive acknowledges that applicable securities laws require that he refrain from trading in securities of the Company while he is in possession of such material, nonpublic information. The Company covenants that it will not disclose any material, nonpublic information to Executive after the Separation Date for any reason. Within two (2) business days of the Separation Date, the Company shall provide Executive with a draft Form 8-K regarding his resignation. Executive shall review, comment and approve the filing of same within one (1) business day of receipt of the Form 8-K.

5. Non-Disparagement.

(a) Executive will not (i) make any statements or take any actions that in any way disparage or could harm the reputation and/or goodwill of the Company, or (ii) in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such action by anyone else. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(b) The Company, including the Company’s officers, directors, employees, consultants, advisors, and controlled affiliates, will not (i) make any statements or take any actions that in any way disparage or could harm the reputation and/or goodwill of Executive , or (ii) in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such action by anyone else.

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6. Cooperation. In connection with any internal investigation or participation of the Company or any of its affiliated entities in any current or future litigation or governmental investigation or proceeding that relates to events which occurred during Executive ’s employment or about which Executive has information, Executive shall provide reasonable cooperation and devote such time as may be reasonably required in the preparation, prosecution or defense of any action, investigation, inquiry or other proceeding, including but not limited to, the execution of truthful declarations or providing information and/or documents requested by the Company all at the sole expense of the Company, subject, in all instances, to the reasonable availability of Executive . To the extent that the Company determines that Executive ’s physical presence is necessary under this Section 6, the Company shall reimburse Executive for Executive ’s reasonable travel and other out-of-pocket expenses incurred in connection with the foregoing and subject to the delivery of reasonable documentary support for such expenses. Executive shall not be required to cooperate against his own legal interests. If Executive ’s cooperation as a former officer and/or director of the Company is reasonably determined to conflict with or be adverse to the interests of the Company, Executive may retain his own counsel and shall be indemnified for such attorneys’ fees only to the extent that coverage is available to Executive under the Company’ applicable policy of insurance. For the avoidance of doubt, the Company’ Directors and Officers liability insurance policy and any determinations made by the carrier thereunder shall control any request by Executive for separate counsel, legal fees, costs and timing of payments, if applicable. Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any governmental entity) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to Executive ’s employment by the Company, Executive will give prompt notice of such request to the Company’s Chief Executive Officer and, unless declining to comply with such subpoena would subject Executive to liability or other consequences under the law, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Executive acknowledges that he has no right or authority to waive any attorney-client or attorney work product privilege belonging to the Company, and that he shall not provide any information in violation of such privileges. Executive further agrees that he shall not knowingly meet or otherwise communicate with any counterparty or any representative of any counter party to any litigation in which the Company is a party, whether or not nominal, without the prior written consent of the Company.

7. Return of Company Property. Within five (5) business days after the Separation Date, Executive shall undertake reasonable efforts to return to the Company any Company property in Executive ’s possession, custody, or control, at the Company’ expense. In the event that Executive subsequently discovers that he is still in possession of Company property, he will promptly arrange for the return of such property. Notwithstanding the foregoing, Executive shall be permitted to retain his calendar and his contacts, all compensation-related plans and agreements, any documents reasonably needed for personal tax purposes, and his personal notes, journals, diaries and correspondence, including personal emails. In addition, Executive shall retain his mobile phone(s) and computing device(s), including computers, iPads, and the like.

8. Acknowledgements.

(a) This Agreement is not intended to be, and shall not be construed as, any admission that Executive, the Company, any Company Released Party, or any Executive Released Party has violated any law or committed any wrongdoing whatsoever. The parties agree that the parties shall comply with the Sections 8, 9, 10, 12, 13, 14 of the Executive Employment Agreement.

(b) This Agreement, including the terms, facts, circumstances, statements, negotiations, and documents relating hereto, shall not be admissible or submitted as evidence in any litigation in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement or to defend against a claim relating to this Agreement.

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(c) Except as is otherwise provided herein, this Agreement contains the entire understanding between Executive and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings (written or oral) relating to the subject matter hereof. Neither party is relying on, or may rely upon, any prior or contemporaneous statements or representations, whether verbal or written, not expressly set forth in this Agreement. This Agreement may not be amended, supplemented, or modified in any manner, except in a writing signed by Executive and an authorized representative of the Company. This Agreement constitutes the duly authorized, valid and binding agreement of each Party enforceable against such Party in accordance with its terms.

(d) The Company shall indemnify (and also advance reasonable expenses and fees to) Executive as provided in the Company’s Articles of Incorporation and Bylaws. Additionally, the Company shall indemnify (and also advance reasonable expenses and fees to) Executive to the fullest extent permitted by applicable law and as provided in the Company’s charter/bylaws and Section 12 of the Executive Employment Agreement. Furthermore, the Company covenants to maintain directors & officers insurance coverage comparable to the coverage existing on October 1, 2025 through at least February 28, 2026.

(e) This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Maryland applicable to agreements made and to be performed entirely within such state or torts without regard to its conflicts of law rules. The Company and Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any Maryland State court or federal court of the United States of America sitting in the State of Maryland, Montgomery County, and any appellate court from any thereof, and the Company and Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in Maryland State court sitting in Montgomery County or federal court of the United States of America sitting in the Baltimore City. The Company and Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and Executive agree that a final judgment in any such action or proceeding shall be conclusive and, may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Executive and the Company agree not to commence a claim or proceeding hereunder in a court other than a Maryland State court located in Montgomery County or federal court located in the State of Maryland, Baltimore City, except if such claim or proceeding is first brought in such Maryland State court or federal court located in the State of Maryland, and such court or courts have denied jurisdiction over such claim or proceeding.

(f) Nothing in this Agreement will (or should be construed to): (i) interfere with Executive ’s right and responsibility to give truthful testimony under oath; (ii) restrict Executive ’s ability to communicate information regarding wages or terms and conditions of his employment with the Company; (iii) prohibit Executive from disclosing the information contained in this Agreement to the Equal Employment Opportunity Commission (“EEOC”) or any state agency responsible for enforcing anti-discrimination laws; or (iv) preclude Executive from participating in an investigation, filing a charge, or otherwise communicating with the EEOC or any other fair employment agency, but, in connection with any such charge or proceeding, Executive will have no personal right to any monetary recovery of any kind. Consistent with Rule 21F-17 of the Securities Exchange Act of 1934, any confidentiality and non-disclosure provisions in this Agreement or arising from this Agreement do not prohibit or restrict Executive (or his attorneys) from: initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission (the “SEC”), NASD/FINRA, any other self-regulatory organization, any other state or federal regulatory authority or pursuant to court or administrative proceedings. In broadest terms, nothing herein is intended to impede any governmental investigation, Executive ’s ability to report potential violations of the federal and state securities laws, Executive ’s participation in any whistleblower rewards program, or Executive ’s right to file a charge or complaint with the EEOC, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the SEC, or any other federal, state, or local governmental agency or commission. Furthermore, the Company acknowledges that effective March 1, 2025, Executive was not authorized to make any vendor payments without explicit board approval for each payment.

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(g) Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered to be a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h) The headings of the several sections in this Agreement are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto. Without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof.

(i) The failure of either Party hereto at any time to enforce performance by the other Party of any provision of this Agreement shall in no way affect such Party’s rights thereafter to enforce the same, nor shall the waiver by either Party of any breach of any provision hereof be deemed to be a waiver by such Party of any other breach of the same or any other provision hereof.

(j) Except as set forth in this Agreement, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

(k) This Agreement inures to the benefit of and binds (i) the Company, each of their respective parents, subsidiaries, and affiliated entities, and their respective successors and assigns, and, for all such entities, each of their employees, agents, directors, officers, servants, representatives, attorneys, partners, joint venturers, shareholders, members, and all persons or entities acting in concert with them, and (ii) Executive and his estate, heirs, and representatives, and his and their successors and assigns. The Company may, without Executive ’s consent, assign this Agreement to any affiliate or any successor to its respective business.

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(l) Any notices or transmissions to be given hereunder by either Party to the other shall be effected by electronic mail and either (i) personal delivery in writing, or (ii) nationally recognized overnight delivery service. Notices shall be addressed to the Parties at the following addresses:

(i) If to the Company, to:

Christopher Cooper

Interim Chief Executive Officer

Shuttle Pharmaceuticals Holdings,

Inc. 401 Professional Drive, Suite 260

Gaithersburg, Maryland 20879

Email: [***]

with a copy to:

Aaron Schleicher

Sullivan and Worcester LLP

1251 Avenue of the Americas, 19th Floor

New York, NY 10036

Email:aschleicher@sullivanlaw.com

(ii) If to Executive, to:

Timothy Lorber

[***]
Email: [***]

Either Party may change their above-noted contact information by written notice in accordance with this Section 8(l). Notice delivered personally will be deemed communicated as of actual receipt; and notices sent by overnight delivery service and/or electronic mail will be deemed communicated as of the business day after sending.

BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER ITS TERMS; THAT EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS ALL OF ITS TERMS, WHICH INCLUDE THE WAIVER OF IMPORTANT RIGHTS; THAT EXECUTIVE AGREES TO ITS TERMS; THAT EXECUTIVE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING AND DID SO TO THE EXTENT EXECUTIVE DEEMED APPROPRIATE; AND THAT EXECUTIVE IS SIGNING IT VOLUNTARILY AND OF EXECUTIVE ’S OWN FREE WILL.

[Signature page follows]

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REVIEWED, AGREED AND ACCEPTED:

/s/ Timothy Lorber
By:	Timothy Lorber
Date:	November 21, 2025

REVIEWED, AGREED AND ACCEPTED:

Shuttle Pharmaceuticals Holdings, Inc.

/s/ Christopher Cooper
By:	Christopher Cooper
Its:	Interim Chief Executive Officer
Date:	November 21, 2025